GRAUBARD MILLER
THE CHRYSLER BUILDING
405 LEXINGTON AVENUE
NEW YORK, NEW YORK 10174

February 23, 2011

Green Power Enterprises, Inc.
Av Brig. Faria Lima
1485-19 Andar
Brasilinvest Plaza CEP 01452-002
Sao Paulo
Brazil

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Green Power Enterprises, Inc. (“Company”), a Cayman Islands corporation, under the Securities Act of 1933, as amended (“Act”), covering (i) 5,000,000 Units, with each Unit consisting of one ordinary share of the Company (5,000,000 shares), par value $.0001 per share (the “Ordinary Shares”), and warrants (5,000,000 warrants) (“Warrants”), each to purchase one Ordinary Shares (5,000,000 Shares) to Rodman & Renshaw, LLC, the representative of the underwriters (the “Underwriters”), (ii) up to 750,000 Units (the “Over-Allotment Units”) representing 750,000 Ordinary Shares and 750,000 Warrants (to purchase 750,000 Ordinary Shares), which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) up to 250,000 Units (the “Purchase Option Units”) representing 250,000 Ordinary Shares and 250,000 Warrants (to purchase 250,000 Ordinary Shares), which the Underwriters will have the right to purchase (“Purchase Option”) for their own account or that of their designees, (iv) all Ordinary Shares and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units and (v) all Ordinary Shares issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that each of the Purchase Option and Warrants constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller